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                                                                       EXHIBIT 5






                                 June 13, 1997



The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma  74172

Gentlemen:

         You have requested me, as General Counsel of The Williams Companies, Inc., (the "Company") to render my opinion regarding certain matters in connection with the preparation and filing of a registration statement by the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to 373,402 shares of Common Stock, $1.00 par value, together with accompanying preferred stock purchase rights (collectively, the "Shares"). Certain stockholders (the "Selling Stockholders") of the Company hold all of the Shares, and the Company will not receive any proceeds from the sale of the Shares.

         I am familiar with the Certificate of Incorporation and the By-laws, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, statutes and other instruments and documents as the basis for the opinion expressed herein.

         Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, when the Shares have been duly sold and duly paid for by the purchasers thereof, all required corporate action will have been taken with respect to the issuance and sale of the Shares, and the Shares will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned appearing under the caption "Legal Matters" in the related Prospectus.

                                               Very truly yours,



                                               William G. von Glahn